Exhibit 1

Yusufali & Associates, LLC Certified Public Accountants & IT Consultants AICPA, HITRUST, PCAOB, PCIDSS, & ISC2 Registered 55 Addison Drive, Short Hills, NJ 07078

August 20, 2022

The Board of Directors

View Systems, Inc.

7833 Walker Dr. Suite 620

Greenbelt, MD 20770

Effective August 20, 2022, Yusufali & Associates, LLC is resigning as the independent registered public accounting firm of View Systems, Inc. It has been a pleasure working with the Company and we wish the Company best regards moving forward.

Very truly yours,

PCAOB Registration Number: 3313

Mailed by USA Post Office and email to: oca@sec.gov